UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                       Great Wall Acquisition Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    39136T101
                              ---------------------
                                 (CUSIP Number)

                                December 31, 2004
            ---------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [_] Rule 13d-1(b)
                  [X] Rule 13d-1(c)
                  [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 39136T101                                          13G
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                          Woodland Partners

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                                   New York
--------------------------------- ----- ------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
                                        208,000 shares
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               7     SOLE DISPOSITIVE POWER
              With                      208,000 shares
                                  ----- ------------------------------------------------------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------- ------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           208,000 shares

--------- ------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                        [ ]
--------- ------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                3.8%

--------- ------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 PN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 39136T101                                          13G
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                          Barry Rubenstein

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                              United States
--------------------------------- ----- ------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
                                        120,000 shares
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            6     SHARED VOTING POWER
            Owned By                    208,000 shares
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               7     SOLE DISPOSITIVE POWER
              With                      120,000 shares
                                  ----- ------------------------------------------------------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        208,000 shares
--------- ------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           328,000 shares

--------- ------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                        [ ]
--------- ------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                5.9%

--------- ------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

CUSIP No. 39136T101                                          13G
--------- ------------------------------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                         Marilyn Rubenstein

--------- ------------------------------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                                  (a) [ ]

                                                                                                  (b) [ ]

--------- ------------------------------------------------------------------------------------------------------------------

3         SEC USE ONLY


--------- ------------------------------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                                                              United States
--------------------------------- ----- ------------------------------------------------------------------------------------

                                  5     SOLE VOTING POWER
                                        0 shares
           Number of              ----- ------------------------------------------------------------------------------------
             Shares
          Beneficially            6     SHARED VOTING POWER
            Owned By                    208,000 shares
              Each                ----- ------------------------------------------------------------------------------------
           Reporting
             Person               7     SOLE DISPOSITIVE POWER
              With                      0 shares
                                  ----- ------------------------------------------------------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        208,000 shares
--------- ------------------------------------------------------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                           208,000 shares

--------- ------------------------------------------------------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                        [ ]
--------- ------------------------------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                3.8%

--------- ------------------------------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                 IN

--------- ------------------------------------------------------------------------------------------------------------------

ITEM 1.

         (a)  Name of Issuer:
              Great Wall Acquisition Corporation

         (b)  Address of Issuer's Principal Executive Offices:
              660 Madison Avenue
              15th Floor
              New York, NY 10021

ITEM 2.

1.       (a)  Name of Person Filing:        Woodland Partners
         (b)  Address of Principal Business Office, or, if none, Residence:
                                            68 Wheatley Road
                                            Brookville, New York 11545
         (c)  Place of Organization:        New York
         (d)  Title of Class of Securities: Common Stock, $0.0001 par value per share
         (e)  CUSIP Number:                 39136T101

2.       (a)  Name of Person Filing:        Barry  Rubenstein
         (b)  Address of Principal Business Office, or, if none, Residence:
                                            68 Wheatley Road
                                            Brookville, New York 11545
         (c)  Citizenship:                  United States
         (d)  Title of Class of Securities: Common Stock, $0.0001 par value per share
         (e)  CUSIP Number:                 39136T101

3.       (a)  Name of Person Filing:        Marilyn  Rubenstein
         (b)  Address of Principal Business Office, or, if none, Residence:
                                            68 Wheatley Road
                                            Brookville, New York 11545
         (c)  Citizenship:                  United States
         (d)  Title of Class of Securities: Common Stock, $0.0001 par value per share
         (e)  CUSIP Number:                 39136T101

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

         (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

1.       Woodland Partners:

         (a)  Amount Beneficially Owned: 208,000(1,2) shares.

         (b)  Percent of Class: 3.8%

         (c)  Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote: 208,000(1,2) shares.

              (ii)  shared power to vote or to direct the vote: 0 shares.

              (iii) sole  power to  dispose  or to direct  the  disposition  of:
                    208,000(1,2) shares.

              (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.       Barry Rubenstein:

         (a)  Amount  Beneficially  Owned:   328,000(1,2,3,4,5)   shares.  Barry
              Rubenstein  is  a  general  partner  of  Woodland  Partners.   Mr.
              Rubenstein is the husband of Marilyn Rubenstein.

         (b)  Percent of Class: 5.9%

         (c)  Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote: 120,000(4,5) shares.

              (ii) shared power to vote or to direct the vote: 208,000(1,2,3) shares.

              (iii) sole  power to  dispose  or to direct  the  disposition  of:
                    120,000(4,5) shares.

              (iv)  shared  power to dispose or to direct  the  disposition  of:
                    208,000(1,2,3) shares.

3.       Marilyn Rubenstein:

         (a) Amount Beneficially Owned: 208,000(1,2,3) Marilyn Rubenstein is a general partner of Woodland Partners. Marilyn Rubenstein is the wife of Barry Rubenstein.

         (b)  Percent of Class: 3.8%

         (c)  Number of shares as to which such  person  has:

              (i)   sole power to vote or to direct the vote: 0 shares.

--------------------

(1) Includes 208,000 shares of Common Stock owned by Woodland Partners.

(2) Does not include 78,000 shares of Common Stock issuable upon the exercise of the Warrants held by Woodland Partners.

(3) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(4) Includes 120,000 shares of Common Stock held in the Barry Rubenstein Rollover IRA Account.

(5) Does not include 110,000 shares of Common Stock issuable upon the exercise of the Warrants held by the Barry Rubenstein Rollover IRA Account.

              (ii) shared power to vote or to direct the vote: 208,000(1,2,3) shares.

              (iii) sole power to dispose  or to direct  the  disposition  of: 0 shares.

              (iv)  shared  power to dispose or to direct  the  disposition  of:
                    208,000(1,2,3) shares.

                  Exhibit A, a Joint Filing Agreement, was previously filed with a Schedule 13G, dated April 16, 2004.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not Applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable.

ITEM 10.      CERTIFICATION.

              (b)  The  following   certification   shall  be  included  if  the
                   statement is filed pursuant to ss.240.13d-1(c):

                   By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: January 14, 2005

                                   WOODLAND PARTNERS


                                   By:/s/ Barry Rubenstein
                                      ------------------------------------------
                                      Barry Rubenstein, a General Partner


                                   /s/ Barry Rubenstein
                                   ---------------------------------------------
                                       Barry Rubenstein

                                   /s/ Marilyn Rubenstein
                                   ---------------------------------------------
                                       Marilyn Rubenstein



ATTENTION:  INTENTIONAL  MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
            CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)